                                   EXHIBIT 2.2


                            ASSET PURCHASE AGREEMENT

                         DATED AS OF SEPTEMBER 10, 1999

                                  BY AND AMONG

                                IMPROVENET, INC.,
                            A DELAWARE CORPORATION;

                       CONTRACTOR REFERRAL SERVICE LLC,
                    A CALIFORNIA LIMITED LIABILITY COMPANY;

                                    AND THE

                  MEMBERS OF CONTRACTOR REFERRAL SERVICE LLC,
                                 INDIVIDUALS:
             DANIEL J. POTTER, KAREN BISHOP AND JOSEPH J. DADA III

                                TABLE OF CONTENTS

                                                                                                               PAGE
SECTION  1.       PURCHASE AND SALE OF ASSETS.....................................................................1

         1.1      Sale of Assets..................................................................................1

         1.2      Excluded Assets; No Assumption of Liabilities...................................................1

         1.3      Initial Purchase Price and Payment..............................................................1

         1.4      Time and Place of Closing.......................................................................1

         1.5      Transfer of the Assets..........................................................................2

         1.6      Assignment of the Leases........................................................................2

         1.7      Possession; Delivery of Records.................................................................2

         1.8      Further Assurances..............................................................................2

         1.9      Metrics for Purchase Price Adjustment and Option to Terminate...................................2

SECTION  2.       REPRESENTATIONS AND WARRANTIES OF CRS AND THE SELLING MEMBERS...................................2

         2.1      Organization and Qualification..................................................................2

         2.2      Authority.......................................................................................3

         2.3      Subsidiaries....................................................................................3

         2.4      Financial Statements............................................................................3

         2.5      Title to Properties; Liens; Condition of Properties.............................................3

         2.6      Taxes...........................................................................................4

         2.7      Absence of Undisclosed Liabilities..............................................................4

         2.8      Absence of Certain Changes......................................................................4

         2.9      Patents, Trade Names and Trademarks.............................................................5

         2.10     Contracts.......................................................................................5

         2.11     Litigation......................................................................................6

         2.12     Compliance with Laws............................................................................6

         2.13     Warranty or Other Claims........................................................................6

         2.14     Disclosure of Material Information..............................................................6

         2.15     Labor Relations; Employees......................................................................6

         2.16     Creditors.......................................................................................6

SECTION  3.       REPRESENTATIONS AND WARRANTIES OF IMPROVENET....................................................6

         3.1      Organization and Qualification..................................................................6

         3.2      Authority.......................................................................................7

SECTION  4.       COVENANTS.......................................................................................7

         4.1      Covenants of CRS and the Selling Members........................................................7

                                      i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

         4.2      Each Selling Member's Covenant Not to Compete...................................................7

         4.3      Affirmative Covenants of ImproveNet.............................................................8

         4.4      Mutual Covenant.................................................................................8

SECTION  5.       CONDITIONS......................................................................................8

         5.1      Conditions to the Obligations of ImproveNet.....................................................8

         5.2      Conditions to Obligations of CRS................................................................9

SECTION  6.       RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING...................................................10

         6.1      Survival of Warranties.........................................................................10

         6.2      Sales Taxes....................................................................................10

SECTION  7.       INDEMNIFICATION................................................................................10

         7.1      Indemnification by CRS and the Selling Members.................................................10

         7.2      Indemnification by ImproveNet..................................................................11

         7.3      Notice; Defense of Claims......................................................................11

SECTION  8.       CONFIDENTIALITY................................................................................11

SECTION  9.       MISCELLANEOUS..................................................................................12

         9.1      Fees and Expenses..............................................................................12

         9.2      Notices........................................................................................12

         9.3      Entire Agreement...............................................................................12

         9.4      Governing Law; Venue...........................................................................12

         9.5      Broker's Fees..................................................................................13

         9.6      Assignability..................................................................................13

         9.7      Publicity and Disclosures......................................................................13

         9.8      Waivers; Severability..........................................................................13

         9.9      Headings.......................................................................................14

         9.10     Counterparts...................................................................................14

                                      ii.

                             SCHEDULES AND EXHIBITS

SCHEDULE I:       Acquired Assets
SCHEDULE II:      Excluded Assets
EXHIBIT A:        License Agreement
EXHIBIT B:        Leases
EXHIBIT C:        Yellow Pages Obligations
EXHIBIT D:        Disclosure Schedule
EXHIBIT E:        Landlord's Estoppel Certificate
EXHIBIT F:        Assignment of Leases
EXHIBIT G:        Employment Offer Letter



                                      iii.

                          ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made effective as of September 10, 1999, by and among IMPROVENET , INC., a Delaware corporation ("ImproveNet"), CONTRACT REFERRAL SERVICE, LLC, an Illinois LLC ("CRS"), and the members of CRS: Daniel J. Potter, Karen Bishop and Joseph J. Dada III (the "Selling Members").

         WHEREAS, ImproveNet desires to purchase, and CRS desires to sell to ImproveNet certain properties and assets of CRS for the consideration specified herein without the assumption by ImproveNet of any liabilities or obligations of CRS other than as specifically set forth below, all on the terms and subject to the conditions hereof.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1.  PURCHASE AND SALE OF ASSETS.

         1.1 SALE OF ASSETS. Subject to the provisions of this Agreement, CRS hereby agrees to sell and ImproveNet hereby agrees to purchase all of the properties, assets, rights and business of CRS including, without limitation, CRS's cash balances, accounts receivable, notes receivable, inventories, contractor lists, real estate,, plants, equipment, furniture, leases, proprietary rights on intellectual property rights, patents, trademarks, trade names, trade secrets, service marks, routes, customer lists, covenants not to compete with CRS, all computer hardware and software associated with CRS and rights under all member contracts, supply agreements, customer agreements, leases and other contracts to which it is a party, and the right to use the 1-800-CONTRACTOR name and telephone number for a period of 14 months in the existing coverage area (collectively, the "Assets"), according to the terms of that certain License Agreement attached hereto as Exhibit A and incorporated herein by reference Certain of the Assets are listed on
SCHEDULE I attached hereto. ImproveNet specifically agrees to assume the lease of real property (the "Office") between CRS and Lake Center Partners (the "Office Lease"), a copy of which is attached hereto as EXHIBIT B, and assume CRS's "Yellow Pages" obligations as set forth in Section 1.2 (collectively with the Office Lease, the "Leases"). CRS and the Selling Members hereby covenant and agree to obtain the consent of the landlord and/or any other required party to enable CRS to assign or transfer the Leases to ImproveNet.

         1.2 EXCLUDED ASSETS; NO ASSUMPTION OF LIABILITIES. ImproveNet shall not purchase the excluded Assets set forth on SCHEDULE II attached hereto. ImproveNet shall not assume any liabilities of CRS, whether accrued or contingent, except for (i) obligations arising under the Office, (ii) CRS's Yellow Pages obligations described in the attached Exhibit C, and (iii) those obligations expressly set forth and agreed to by ImproveNet in the Assignment Agreement.

         1.3 INITIAL PURCHASE PRICE AND PAYMENT. In consideration of the sale by CRS to ImproveNet of the Assets, ImproveNet shall pay to CRS on the Closing Date (as defined in Section 1.4) the aggregate amount of Six Hundred Fifty Thousand Dollars ($650,000) (the "Purchase Price"), subject to any adjustments specifically provided for in Section 1.9 of this

                                      1.

Agreement, and less $65,000 (the "Holdback Portion"), which shall be held back by ImproveNet and subject to offset as provided for in Section 7.1.

         1.4 TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on September 10, 1999 (the "Closing Date"), or at such other time and place as may be mutually agreed upon by the parties hereto.

         1.5 TRANSFER OF THE ASSETS. At the Closing, CRS shall deliver to ImproveNet good and sufficient instruments of transfer transferring to ImproveNet all right, title and interest in and to all of the Assets. Such instruments of transfer (i) shall be in the form and shall contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) that are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance satisfactory to counsel for ImproveNet, and (iii) shall effectively vest in ImproveNet, good title to the Assets free and clear of all liens, restrictions and encumbrances.

         1.6 ASSIGNMENT OF THE LEASES. At the Closing, CRS shall deliver or cause to be delivered to ImproveNet an effective assignment of the Leases, with such assignment thereof and consents to assignments as are necessary to assure ImproveNet of the full benefit of the same. To the extent that the assignment of the Leases shall require the consent of any other parties thereto, this Agreement shall not constitute an assignment thereof; provided however, that before the Closing, CRS shall have obtained any necessary consents or waivers to assure ImproveNet of the benefits of the Leases.

         1.7 POSSESSION; DELIVERY OF RECORDS. At the Closing, CRS shall take all requisite steps to put ImproveNet in actual possession and operating control of the Assets, the Office and the Leases, and CRS shall have vacated the Office. Following execution of this Agreement, CRS shall afford to ImproveNet and its accountants and attorneys reasonable access to the books and records of CRS for the purposes of performing due diligence and for other proper purposes reasonably requested by ImproveNet.

         1.8 FURTHER ASSURANCES. After the Closing, CRS shall from time to time upon the request of ImproveNet, execute and deliver further instruments of transfer and assignment (in addition to those delivered under this Section
1) and take such other actions as ImproveNet may reasonably require to transfer, assign to and/or vest in ImproveNet any of the Assets and the Leases. Nothing herein shall be deemed a waiver by ImproveNet of its right to receive at the Closing an effective transfer of the Assets and assignment of the Leases.

         1.9 METRICS FOR PURCHASE PRICE ADJUSTMENT AND OPTION TO TERMINATE ImproveNet and CRS agree that ImproveNet has entered into this Agreement based on certain assumptions and representations regarding CRS's existing business set forth below as Sections 1.9(A)-1.9(I), inclusive (hereinafter the "Estimated Metrics") and that if, during ImproveNet's due diligence process, CRS's actual records reveal facts (hereinafter the "Actual Metrics") inconsistent with the Assumed Metrics, appropriate adjustments to the Purchase Price will be made as indicated below, or, alternatively, in the event the Actual Metrics do not exceed any of the "Minimum



                                      2.

Parameters" established below, ImproveNet will have the option to abrogate the Agreement and be refunded the full amount of the Purchase Price.

A.       Member Volume

------------------------------------------------------------------ ------------------------- ---------------------------------
Metric                                                             Estimated                 Min. Parameter
------------------------------------------------------------------ ------------------------- ---------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------
Number of Active Members                                           150                       At least 135
------------------------------------------------------------------ ------------------------- ---------------------------------
Number of Active Members carrying General Liability Insurance      125                       At least 110
------------------------------------------------------------------ ------------------------- ---------------------------------
Number of Temporarily Inactive Members (Our & Their Choice)        170                       At least 153
------------------------------------------------------------------ ------------------------- ---------------------------------
Total Number of Active & Temp. Inactives                           320                       At least 288
------------------------------------------------------------------ ------------------------- ---------------------------------

Price adjustment: for every Active Member below 150 (but greater than 135) and for every Active Member carrying General Liability Insurance below 125 (but greater than 110), the price will be reduced by $2000 (not to exceed a total of $50,000).

Criteria for qualification as "Active Member":

1. Contractual Agreement (a non-term agreement personally binding them to their economic responsibilities)

2.       California License (current and no unresolved complaints)

3.       Better Business Bureau (no recorded unresolved complaints)

4. References (feedback from a minimum of 4 past work references who score the contractor an average of over 70% of perfect on quality rating system)

5. Personal Credit Check or checked at least 4 supplier reference (credit to our satisfaction)

6.       Has undertaken a project within the last 6 months.

B.       Caller Volume

Metric : Caller Volume

Estimated: as per attached schedule

Min. Parameter: Total call volume for any 12 month period to be no less than 95% of estimated.

C.       Referral Activity

Metric: Referrals (the action of giving a name and number of a Member to a Caller for a specific project)

Estimated: as per attached schedule

Min Parameter: Total referrals given for any 12 month period to be no less than 95% of estimated.

D.       Revenues

Metric: Total Revenues (on an accrual basis with a reasonable adjustment for expected bad debt and no less than 97% to be received from Member's fees).

Estimated:  As per attached schedule

Min Parameter: Total revenues for any 12 month period to be no less than 90% of estimated.

                                      3.

E.       Expenses

Metric:  Total Expenses  (on an accrual basis).

Estimated:   As per attached schedule

Min Parameter: Total expense for any 12 month period to be no less than 90% of estimated and no more than 110% of stated.

F.       Accepted Liabilities

Metric: Office Lease

Estimated: CRS's present lease is as below:

         1. Is for approximately 1,567 square feet and is $2,162.46 a month until march 31, 2000 at which time it becomes $2,272.15 a month until March 31, 2001. It is located in the offices as shown to employees of purchaser's company.

         2. Includes a clause indicating that the Landlord may not unreasonably withhold permission to assign the lease to other parties who are financially sound and who wish to use the space for like activities.

Min. Parameters: Liabilities not to exceed those stated in Estimated

G. Metric: Yellow Pages Obligations: forward Yellow Pages obligations from Sept 1, 1999 based on past signed agreements (not to extend beyond November 1, 2000). All obligations are for advertising aimed at attracting callers (or contractors) to the referral service.

Estimated: Obligations to various companies total approximately $7,800 per month

Min. Parameters: Forward monthly obligations not to exceed $8,500 per month

H.       Legal Issues:

Metric: Legal Actions known, unresolved, pending, or highly probable legal actions against CRS or its employees.

Estimated: None

Min. Parameter:  None

I.       Physical Assets

Physical assets intended in the sale include all that are presently owned by CRS.

Primary assets include but are not limited to the following

------------------------------------------------------------------ ------------------------- ---------------------------------
Metric                                                             Estimated                 Min. Parameter
------------------------------------------------------------------ ------------------------- ---------------------------------
Computers with monitors in operating condition                     10                        9
------------------------------------------------------------------ ------------------------- ---------------------------------
Phone system with music on hold & up to 16 ext.                    1                         1
------------------------------------------------------------------ ------------------------- ---------------------------------
Phones for above systems                                           8                         7
------------------------------------------------------------------ ------------------------- ---------------------------------
Printers                                                           3                         3
------------------------------------------------------------------ ------------------------- ---------------------------------
Fax machines                                                       2                         2
------------------------------------------------------------------ ------------------------- ---------------------------------


SECTION 2.  REPRESENTATIONS AND WARRANTIES OF CRS AND THE SELLING MEMBERS

                                      4.

         Except as set forth on the Disclosure Schedule attached hereto as EXHIBIT D, CRS and each of the Selling Members jointly and severally represent and warrant to ImproveNet both as of the date hereof and the Closing Date as follows:

         2.1 ORGANIZATION AND QUALIFICATION. CRS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to own or lease its properties as such properties are owned or leased and to conduct its business as such business is currently being conducted. CRS is qualified to do business as a foreign entity in each jurisdiction in which the ownership of its property or the conduct of its business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business or the financial condition of CRS.

         2.2 AUTHORITY. Each of CRS and each Selling Member has the full power and authority to enter into this Agreement and the other documents and agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by CRS and the Selling Members of this Agreement and the other documents and agreements contemplated hereby have been duly and validly authorized and approved by all necessary action on the part of CRS, and each of this Agreement and the other documents and agreements contemplated hereby is a legal, valid and binding obligation of CRS and each Selling Member, enforceable against CRS and each Selling Member in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and to the exercise of judicial discretion in accordance with general equitable principles. There are no requirements applicable to CRS to make any filing with, or give any notice to, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority or any other person as a material condition to the lawful consummation by CRS of the transactions contemplated by this Agreement, except as set forth on the Disclosure Schedule. Neither the execution and delivery of this Agreement by CRS nor the consummation by CRS of the transactions contemplated by this Agreement shall
(a) conflict with or result in any breach of any provision of the Operating Agreement or Bylaws of CRS, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or any contract, instrument or obligation to which CRS is a party or by which CRS, or any of the Assets or the Leases may be bound, (c) violate any statute, rule, regulation, order, writ, injunction or decree applicable to CRS, any of the Assets or the Leases, or (d) result in the creation of any (individually or in the aggregate) liens, charges or encumbrances on any of the Assets or the Leases.

         2.3 SUBSIDIARIES. CRS does not own, directly or indirectly, any securities issued by any business organization or governmental authority.

         2.4 FINANCIAL STATEMENTS. CRS has delivered to ImproveNet audited balance sheets and statements of operations of CRS as of and for the year ended December 31, 1998 and unaudited balance sheets for the seven months ended July 31, 1999, which is hereinafter referred to as the "Base Balance Sheet." All of the aforementioned financial statements have been prepared in accordance with generally accepted accounting principles established by the American Institute of Certified Public Accountants applied consistently during the periods

                                      5.

covered thereby and to the best of CRS's and the Selling Members' knowledge, present fairly the financial condition of CRS at the dates of such statements and the results of its operations for the periods covered thereby.

         2.5  TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

              (a) CRS owns no real property and leases no real property other than the Office as of the date hereof, and CRS is not a party to any leases for personal property. CRS has good and marketable title to the Assets, and the Leases are valid and subsisting. No default by CRS exists under the Leases, and none of the Assets or the Leases are subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other charge, or license, except as reflected in the Base Balance Sheet, and except for statutory liens for real property taxes not yet delinquent or payable.

             (b) All of the Assets are in good working order and all the Assets that are machinery or equipment have been properly maintained and conform with all applicable ordinances, regulations and zoning or other laws.

         2.6 TAXES. CRS has filed all federal, state and local income, excise, franchise, real estate and sales and use tax returns required to be filed by it and has paid all taxes owing by it except taxes, which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 2.4 above. The provisions for taxes reflected in the Base Balance Sheet are adequate to cover any and all tax liabilities of CRS in respect of its business, properties and operations during the periods covered by such financial statements. No extensions of time for the assessment of deficiencies for any year are in effect. Neither the Internal Revenue Service nor any other taxing authority is now asserting or threatening to assert against CRS any deficiency or claim for additional taxes, interest thereon or penalties in connection therewith.

         2.7 ABSENCE OF UNDISCLOSED LIABILITIES. As of the date of the Base Balance Sheet, CRS had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except for the Leases and those certain liabilities reflected in the Base Balance Sheet. As of the date hereof, CRS has no liabilities of any nature, whether accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except for the Leases and those certain liabilities reflected on the Base Balance Sheet.

         2.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed on the Disclosure Schedule and as otherwise provided in this Agreement, from the date of the Base Balance Sheet to the date of this Agreement, there has not been:

             (a) any change in the financial condition, properties, Assets, Leases, liabilities, or business operations of CRS, which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been or is likely to be materially adverse with respect to the Assets, the Office or the Leases;

                                      6.

               (b) any contingent liabilities incurred by CRS (as guarantor or otherwise) with respect to the obligations of others that could have a material adverse effect on the Assets, the Office or the Leases;

               (c) any mortgage, encumbrance or lien placed on any of the Assets or the Leases which remains in existence on the date hereof;

               (d) any obligation or liability incurred by CRS (not included in the Base Balance Sheet);

               (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any part of the Assets, the Office or the Leases;

               (f) any other transaction entered into by CRS that could have a material adverse effect on the Assets, the Office or the Leases;

               (g)  any contracts entered into by CRS;

               (h) any payments to, or contracts entered into with, any director, officer, member or affiliate of CRS or any loans or advances;

               (i) any write-down or write-up of the value of any of the Assets; and/or

               (j) any agreement or understanding, whether in writing or otherwise, for CRS or the Selling Members to take any of the actions specified in paragraphs (a) through (i) above.

         2.9 PATENTS, TRADE NAMES AND TRADEMARKS. All patents, patent applications, registered copyrights, trade names, registered trademarks and trademark applications that are owned by or licensed to CRS are listed on the Disclosure Schedule hereto, which Schedule indicates with respect to each, the nature of CRS's interest therein and the expiration date thereof or the date on which CRS's interest therein terminates. CRS is not in any way making an unlawful or wrongful use of any confidential information, know-how or trade secrets of any third party, including, without limitation, any former employer of any present or past employee of CRS.

         2.10 CONTRACTS. Except as set forth on the Disclosure Schedule, CRS is not a party to or subject to:

               (a) any employment contract or contract for services not terminable within 30 days by and without penalty or further liability to CRS;

               (b) any contract or agreement for the sale of any commodity, material, equipment or service material to the Assets, the Office or the Leases;

               (c) any contract or agreement material to the Assets, the Office or the Leases; other than contracts for the purchase or sale of commodities, material, equipment or services utilized in the ordinary course of business, entered into after the date of the Base Balance Sheet;

                                      7.

               (d) any contract or agreement with any present or former officer, director or member of CRS or with any persons or organizations controlled by or affiliated with any of them; or

               (e) other than the Leases, any lease or other agreement under which CRS is lessee of or holds or operates any items of tangible personal property owned by any third party.

         Any copy of such contract, commitment, plan, agreement or license that has been provided by CRS to ImproveNet or its counsel prior to the execution of this Agreement is true, correct and complete, has been subject to no amendment, extension or other modification as of the date hereof and is described on the Disclosure Schedule. CRS is not in default under any such contract, commitment, plan, agreement or license described on the Disclosure Schedule (a "default" being defined for purposes hereof as an actual default or any set of facts which would, upon receipt of notice or passage of time, or both, constitute a default under any such instrument).

         2.11 LITIGATION. There is no litigation pending or threatened against CRS or any of the Selling Members. CRS is not engaged as a plaintiff to or contemplating any litigation.

         2.12 COMPLIANCE WITH LAWS. CRS is not in violation of any laws or regulations, the violation of which would have a material adverse effect upon the Assets, the Office or the Leases, including, without limitation, laws and regulations relating to employment, occupational safety and environmental matters. CRS has not received notice of, and there has never been any citation, fine or penalty imposed upon or asserted against CRS under any federal, state or local law or regulation relating to employment, occupational safety, zoning or environmental matters.

         2.13 WARRANTY OR OTHER CLAIMS. There are no material existing or threatened claims against CRS and no claims asserted against CRS for renegotiation or price redetermination of any business transaction, and there are no facts upon which any such claim could be based.

         2.14 DISCLOSURE OF MATERIAL INFORMATION. Neither this Agreement nor the Disclosure Schedule set forth any untrue statement of a material fact relating to CRS or the Selling Members, or omit to state a material fact necessary to make the statements herein or therein relating to CRS not misleading.

         2.15 LABOR RELATIONS; EMPLOYEES. Upon consummation of the transactions contemplated by this Agreement, ImproveNet shall not by reason of anything done prior to the Closing be liable to any CRS employee for so-called "severance pay" or any other payments arising from or in connection with the employment of such employees by CRS or the termination thereof. CRS is in compliance with all applicable laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. None of CRS's employees belongs to any labor union.

         2.16 CREDITORS. Each of CRS's creditors (collectively, the "Creditors") are listed in the Disclosure Schedule, and the amount owed each such Creditor by CRS as of the date hereof is set forth opposite such Creditor's name.

                                      8.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF IMPROVENET.

         ImproveNet represents and warrants as of the Closing Date as follows:

         3.1 ORGANIZATION AND QUALIFICATION. ImproveNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease its properties as such properties are owned or leased and to conduct its business as such business is conducted. ImproveNet is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the conduct of its business makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business or the financial condition of ImproveNet.

         3.2 AUTHORITY. ImproveNet has full power and authority to enter into this Agreement and the other documents and agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by ImproveNet of this Agreement and the other documents and agreements contemplated hereby have been duly and validly authorized and approved by all necessary action on the part of ImproveNet, and each of this Agreement and the other documents and agreements contemplated hereby executed by ImproveNet is a legal, valid and binding obligation of ImproveNet enforceable against ImproveNet in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and to the exercise of judicial discretion in accordance with general equitable principles. Neither the execution and delivery of this Agreement by ImproveNet nor the consummation by ImproveNet of the transactions contemplated by this Agreement shall (a) conflict with or result in any breach of any material provisions of the Certificate of Incorporation or Bylaws of ImproveNet, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which ImproveNet is a party or by which ImproveNet or any of its assets may be bound, (c) violate in any material respects any statute, rule, regulation, order, writ, injunction or decree applicable to ImproveNet or any of its assets where the consequences of any such violations would, in the aggregate, have a material and adverse effect on ImproveNet, or (d) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of ImproveNet.

SECTION 4.  COVENANTS.

         4.1 COVENANTS OF CRS AND THE SELLING MEMBERS. Each of CRS and each Selling Member hereby covenants and agrees to do each of the following:

              (a) Perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out;

              (b) Obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement;

                                      9.

              (c) File with any governmental agencies or departments or give persons all notices, reports and other documents required by law with respect to this Agreement and promptly submit any additional information or documentary material properly requested by any such governmental agency or department; and

              (d) Deliver to ImproveNet and cause their counsel to deliver to ImproveNet, the closing documents referenced in this Agreement.

         4.2 EACH SELLING MEMBER'S COVENANT NOT TO COMPETE. Each Selling Member (except Karen Bishop) hereby covenants and agrees that each will not, without ImproveNet's express written consent:

              (a) For three (3) years following the Closing Date, engage in any employment or business activity which is directly or indirectly competitive with ImproveNet; in the United States in electronic commerce consulting or management thereof; and

              (b) For two (2) years after the Closing Date, directly or through others, either for such Member or any other person: (i) induce or attempt to induce any employee, independent contractor or consultant of ImproveNet to leave the employ of ImproveNet; or (ii) induce or attempt to induce any customer, supplier, licensee, or business relation of ImproveNet to cease doing business with ImproveNet.

         If any provision of Section 4.2 shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity or subject as to which such provision shall be valid and enforceable under applicable law.

         4.3 AFFIRMATIVE COVENANTS OF IMPROVENET. ImproveNet hereby covenants and agrees that it shall do each of the following:

              (a) Assist CRS in its efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement and the continuation of CRS's business after consummation of this transaction, including the moving of CRS's assets that are not being acquired by ImproveNet; and

              (b) Deliver to CRS and cause its counsel to deliver to CRS, the closing documents referred to in this Agreement.

         4.4 MUTUAL COVENANT. CRS, the Selling Members and ImproveNet each agree that, for tax and other purposes, the fair market value of the Assets and the Leases shall be as set forth in Section 4.4 the Disclosure Schedule.

SECTION 5.  CONDITIONS.

         5.1 CONDITIONS TO THE OBLIGATIONS OF IMPROVENET. The obligations of ImproveNet to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment by CRS and the Selling Members, prior to or at the Closing, of the following conditions precedent:

                                      10.

              (a)  REPRESENTATIONS; WARRANTIES; COVENANTS.

                   (i) Each of the representations and warranties of CRS and each of the Selling Members set forth in Section 2 shall be true and correct in all material respects both on and as of the date hereof and on and as of the Closing Date;

                   (ii) CRS and each of the Selling Members shall have performed, on or before the Closing Date, all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing Date;

                   (iii) All action necessary to authorize the execution, delivery and performance of this Agreement by CRS and each of the Selling Members and the consummation of the transactions contemplated herein shall have been duly and validly taken by CRS and each the Selling Members;

                   (iv) CRS and each of the Selling Members shall have obtained all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated herein; and

                   (v) CRS shall have delivered to ImproveNet a certificate of CRS's President, dated as of the Closing Date, attesting to the effectiveness and validity of Sections 5.1(a)(i) through (iv) hereof.

              (b) DELIVERY OF CERTAIN DOCUMENTS. CRS and the Selling Members shall have delivered to ImproveNet copies of all contracts, commitments, leases and other documents required to be delivered as set forth herein.

              (c) LANDLORD'S ESTOPPEL CERTIFICATE. CRS shall have delivered to ImproveNet an executed Landlord's Estoppel Certificate in the form attached hereto as EXHIBIT E.

              (d) ASSIGNMENT OF LEASES. CRS shall have delivered to ImproveNet an executed Assignment of Lease and Assumption of Lease Obligations in the form attached hereto as EXHIBIT F for each of the Leases.

              (e) EMPLOYMENT OFFER LETTER. The Selling Members shall have executed the Employment Offer Letters in the form attached hereto as EXHIBIT G.

              (f) ImproveNet shall have been afforded the full and complete opportunity to verify the Estimated Mectrics set forth in Section 1.9 hereof.

         5.2 CONDITIONS TO OBLIGATIONS OF CRS. CRS's obligations to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment by ImproveNet, or the written waiver by CRS, prior to or at the Closing Date of the following conditions precedent:

              (a)  REPRESENTATIONS; WARRANTIES; COVENANTS.

                                      11.

                   (i) Each of the representations and warranties of ImproveNet contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date;

                   (ii) ImproveNet shall, on or before the Closing Date, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing Date;

                   (iii) All action necessary to authorize the execution, delivery and performance of this Agreement by ImproveNet and the consummation of the transactions contemplated herein shall have been duly and validly taken; and

                   (iv) ImproveNet shall have delivered to CRS a certificate of ImproveNet's President, dated as of the Closing Date, attesting to the effectiveness and validity of this Section 5.2(a)(i) through
(iii) hereof.

              (b) EMPLOYMENT OFFER LETTER. ImproveNet shall have executed the Employment Offer Letter(s) in the form attached hereto as EXHIBIT G.

SECTION 6.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         6.1 SURVIVAL OF WARRANTIES. All representations, warranties, agreements, covenants and obligations herein or in any scheduled certificate or financial statement delivered by any party to another party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive until the second anniversary of the Closing Date regardless of any investigation and shall not merge into the performance of any obligation by any party hereto.

         6.2 SALES TAXES. CRS shall pay all taxes due with respect to the sale of the Assets and the assignment to ImproveNet of the Leases.

SECTION 7.  INDEMNIFICATION.

         7.1 INDEMNIFICATION BY CRS AND THE SELLING MEMBERS. Each of CRS and each of the Selling Members agrees to defend, indemnify and hold ImproveNet and its officers, directors, employees and agents harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable counsel fees and disbursements and expenses) of any kind or nature whatsoever which may be sustained or suffered by ImproveNet based upon (a) a breach of any representation, warranty or covenant made by CRS in this Agreement, or in any Schedule or Exhibit hereto or any certificate or financial statement delivered hereunder; (b) by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by such representations, warranties or covenants, including, without limitation, any tax liabilities of CRS for periods prior to or ending on the Closing Date, any liabilities of CRS not disclosed to ImproveNet in the Disclosure Schedule or any liabilities arising from any breach of such representations, warranties or covenants; (c) any claims, action or proceeding arising or asserted on or before the Closing Date; (d) any claim, action or proceeding (for severance pay or otherwise) arising in connection with the termination of any employee of CRS, whether or not such termination occurs in connection with the transactions contemplated hereby; or (e) any

                                      12.

claims of creditors with respect to the Assets or the Leases ("ImproveNet Indemnifiable Claims"). ImproveNet may proceed against CRS or the Selling Members at any time or times for recovery of ImproveNet Indemnifiable Claims. Notwithstanding any contrary provision of this Section 7.1, CRS and each of the Selling Members shall have no liability pursuant to this Section 7.1 for ImproveNet Indemnifiable Claims arising after the date two (2) years from the date of the Closing, other than those arising from or in connection with (i) state, local and federal income and other taxes and penalties and interest thereon or (ii) claims, actions or proceedings (whether arising or asserted before or after the date hereof) asserted or instituted by persons or entities not parties to this Agreement. Neither CRS nor the Selling Members shall be required to make any indemnification payment pursuant to this
Section 7.1 until such time as the total amount of all damages that have been directly or indirectly suffered or incurred by ImproveNet exceeds $10,000 in the aggregate. At such times as the total amount of such damages exceeds $10,000 in the aggregate, ImproveNet shall be entitled to be indemnified only against the portion of such damages exceeding $10,000.

         Without prejudice to any rights of ImproveNet set forth above, ImproveNet will also be entitled to offset any and all damages incurred in an Indemnifiable Claim against the Holdback Portion of the Purchase Price being held back by it for a period of one (1) year after Closing.

         7.2 INDEMNIFICATION BY IMPROVENET. ImproveNet agrees to defend, indemnify and hold CRS and each of the Selling Members harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable counsel fees and disbursements and expenses) of any kind or nature whatsoever that may be sustained or suffered by CRS or such Selling Members based upon (a) a breach of any representation, warranty or covenant made by ImproveNet in this Agreement or in any Schedule or Exhibit hereto or any certificate or financial statement delivered hereunder or (b) by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by such representations, warranties or covenants ("CRS Indemnifiable Claims"). Notwithstanding any contrary provision of this Section 7.2, ImproveNet shall have no liability pursuant to this Section 7.2 for CRS Indemnifiable Claims arising after the date two (2) years from the date of the Closing. ImproveNet shall not be required to make any indemnification payment pursuant to this Section 7.2 until such time as the total amount of all damages that have been directly or indirectly suffered or incurred by CRS and the Selling Members exceeds $10,000, respectively. At such times as the total amount of such damages exceeds $10,000, respectively, CRS and each of the Selling Members shall be entitled to be indemnified only against the portion of such damages exceeding $10,000, respectively.

         7.3  NOTICE; DEFENSE OF CLAIMS.

              (a)  A party claiming indemnification under Section 7 or
Section 8 hereunder (the "Indemnified Party") shall give prompt written notice to the party obligated to indemnify of each claim for indemnification hereunder (the "Indemnifying Party"), specifying the amount and nature of the claims and of any matter which in the opinion of the Indemnified Party is likely to give rise to an indemnification claim. Failure to give notice of a matter which may give rise to an indemnified claim shall not affect the rights of the Indemnified Party to collect such claim from the Indemnifying Party or any transferee in liquidation, except to the extent the Indemnifying Party is prejudiced thereby.

                                      13.

              (b) The Indemnifying Party shall have the right to control the defense of any third-party claim, action or proceeding giving rise to a claim for indemnification at its own expense in the defense of any such matter or its settlement. The Indemnified Party and the Indemnifying Party agree to render to each other assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claims, action or proceeding. In connection with any such claims, action or proceeding, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party.

SECTION 8.  CONFIDENTIALITY.

         Except for the use of such information and documents in connection with the transactions contemplated by this Agreement or as otherwise required by and law or regulation (including the rules of the United States Securities and Exchange Commission), each of CRS and each of the Selling Members agree to keep in strict confidence any non-public information obtained by them from ImproveNet in connection with their investigations or otherwise in connection with the transactions.

SECTION 9.  MISCELLANEOUS.

         9.1 FEES AND EXPENSES. Each of the parties shall bear such party's own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of CRS or the Selling Members relating in any way to the purchase and sale of the Assets and assumption of the Leases hereunder shall be charged to or paid by ImproveNet.

         9.2 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered or mailed by registered mail:

                  To:                       ImproveNet, Inc.


                                            Attention:

                  With a copy to:           Stephen N. Rosenfield, Esq.
                                            Cooley Godward LLP
                                            Five Palo Alto Square
                                            3000 El Camino Real
                                            Palo Alto, CA 94306

                  To:                       Contractor Referral Service LLC


                                            Attention:

                  To:                       Daniel J. Potter
                                            Karen Bishop
                                            Joseph J. Dada III

                                      14.

or to such other address of which either party may by registered mail notify the other party.

         9.3 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein, is complete; and all communications, promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making to this Agreement relied upon by any party hereto, have been expressed herein or in such Schedules or Exhibits.

         9.4 GOVERNING LAW; VENUE. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California as such laws apply to agreements among California residents made and to be performed entirely within the laws of the State of California. Any legal action or the legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in San Mateo, San Francisco or Santa Clara counties in the State of California. Each party to this Agreement:

              (a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in San Mateo, San Francisco or Santa Clara counties in the State of California in connection with any such legal proceeding;

              (b) agrees that each state and federal court located in San Mateo, San Francisco or Santa Clara counties in the State of California shall be deemed to be a convenient forum; and

              (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in San Mateo, San Francisco or Santa Clara counties in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper of that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

         9.5 BROKER'S FEES. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 9.5 being untrue.

         9.6 ASSIGNABILITY. This Agreement shall be assignable by ImproveNet to an affiliate of ImproveNet or otherwise upon written notice to CRS and the Selling Members, although no such assignment shall relieve ImproveNet of any liabilities or obligations under this Agreement. This Agreement may not be assigned by CRS or the Selling Members without the prior written consent of ImproveNet. This Agreement shall be enforceable by, and shall inure to the benefit of, the parties hereto and their permitted successors and assigns, and no others.

                                      15.

         9.7 PUBLICITY AND DISCLOSURES. No press releases or general public announcements, either written or oral, of the transactions contemplated by this Agreement, shall be made without the prior knowledge and written consent of the parties.

         9.8 WAIVERS; SEVERABILITY. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein.

         9.9 HEADINGS. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.


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                                      16.

         IN WITNESS WHEREOF, the parties hereto have caused this ASSET PURCHASE AGREEMENT to be executed as of the date set forth above by their duly authorized representatives.

                                   IMPROVENET, INC.


                                   By: /s/ Ron Cooper
                                       --------------------------------------

                                        Print Name: Ronald B. Cooper
                                                    -------------------------

                                        Title: Chief Executive Officer
                                               ------------------------------


                                   CONTRACTOR REFERRAL SERVICES, INC.

                                   By: /s/ Daniel J. Potter
                                       --------------------------------------

                                        Print Name: Daniel J. Potter
                                                    -------------------------

                                        Title: Manager
                                               ------------------------------


                                   SELLING MEMBERS


                                   /s/ Daniel J. Potter
                                   ------------------------------------------
                                   Daniel J. Potter

                                   /s/ Karen Bishop
                                   ------------------------------------------
                                   Karen Bishop

                                   /s/ Joseph J. Dada III
                                   ------------------------------------------
                                   Joseph J. Dada III


                                      17.